NSCC Membership Number 7072

Exhibit 99(8)(p)(i)

THE VANGUARD GROUP, INC.

DEFINED CONTRIBUTION CLEARANCE & SETTLEMENT
AGREEMENT (VVIF-ONLY)

THIS AGREEMENT, made this 1 day of September, 2015, by and between THE VANGUARD GROUP, INC. (“Vanguard”), a Pennsylvania corporation with its principal place of business in Pennsylvania, and MEMBERS LIFE INSURANCE COMPANY (the “Intermediary”), an Iowa insurance company with its principal place of business in Madison, Wisconsin, on its own behalf and on behalf of each Account (as defined below).

W I T N E S S E T H:

WHEREAS, Vanguard provides services as transfer agent, dividend disbursement agent, and shareholder servicing agent for the open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that are included in The Vanguard Group of investment companies, as well as Vanguard STAR Funds and Vanguard Institutional Index Fund (each, a “Vanguard Fund” and collectively, the “Vanguard Funds”);

WHEREAS, the Intermediary is an insurance company which is supervised and examined by state authorities having supervision over insurance companies;

WHEREAS, the Intermediary has established or will establish one or more segregated asset accounts (each, an “Account” and collectively, the “Accounts”) to fund certain variable annuity contracts and/or variable life insurance policies (each, a “Policy” and collectively, the “Policies”) designed and issued by the Intermediary, which Accounts and Policies (and the interests therein) are, in each case, either (a) registered under the 1940 Act or the Securities Act of 1933, as amended, (the “1933 Act”), respectively, or (b) not registered under the 1940 Act or the 1933 Act, respectively, in reliance upon exemptions therein; and

WHEREAS, the Accounts and Policies are identified on Schedule I attached to this Agreement, as such schedule may be modified from time to time by manual written agreement of the parties;

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Intermediary, to set aside and invest assets attributable to the Policies;

WHEREAS, the Intermediary and/or, if applicable, an underlying institution with which the Intermediary has entered into an agreement (each, an “Underlying Intermediary” and collectively, the “Underlying Intermediaries”), provides Policy owner accounting, record-keeping, administrative and/or other services to the Policies;

WHEREAS, the Intermediary or an Underlying Intermediary has established or will establish individual accounts on its record-keeping system reflecting all transactions by or on behalf of Policy owners which result in purchases, redemptions or current-day exchanges by the Accounts of shares of the portfolios of Vanguard Variable Insurance Fund (“VVI Fund”), one of the Vanguard Funds, listed on Schedule II attached to this Agreement (the “VVIF Portfolios”), as such schedule may be modified from time to time by mutual written agreement of the parties;

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WHEREAS, Vanguard has established or will establish accounts on its mutual fund shareholder record-keeping system to reflect the Accounts’ ownership of shares of the VVIF Portfolios and all transactions by the Accounts involving such shares;

WHEREAS, pursuant to the Intermediary’s agreements with the Underlying Intermediaries, if any, the Underlying Intermediaries transmit to the Intermediary orders for the purchase, redemption or exchanges by the Accounts of shares of the VVIF Portfolios, based upon transactions by or on behalf of Policy owners;

WHEREAS, Vanguard and the Intermediary are members of the National Securities Clearing Corporation (“NSCC”) or otherwise have access to the NSCC’s Fund/SERV system (“Fund/SERV”);

WHEREAS, Fund/SERV permits the electronic transmission of the Accounts’ account transaction data between Vanguard and the Intermediary;

WHEREAS, Vanguard and the Intermediary desire to participate in Fund/SERV with respect to transactions by the Accounts involving shares of the VVIF Portfolios, pursuant to the terms and conditions set forth in this Agreement and the Operating and Contingency Procedures/Defined Contribution Clearance & Settlement, as they may be modified from time to time in Vanguard’s sole discretion, which are attached hereto and made a part hereof (the “DCC&S Operating/Contingency Procedures”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Appointment of the Intermediary as Agent.

(a)      Authorization of Intermediary and Underlying Intermediaries. Subject to any and all limitations set forth in this Agreement and in the DCC&S Operating/Contingency Procedures, Vanguard, as transfer agent for the Vanguard Funds, hereby appoints the Intermediary as the limited agent of Vanguard, and the Intermediary hereby accepts such appointment, for the purpose of treating transaction instructions received by the Intermediary from Policy owners (to the extent such instructions would result in the purchase, redemption or exchange of VVIF Portfolio shares by an Account) (“Instructions”), and other transaction directions received by the Intermediary from the Accounts, as receipt by Vanguard of purchase, redemption and exchange orders for shares of the VVIF Portfolios. The Intermediary may designate and authorize such Underlying Intermediaries as it deems necessary, appropriate or desirable, to accept, in such capacity, Instructions from or on behalf of Policy owners, and such other transaction directions from the Accounts (each such designated and authorized Underlying Intermediary, a “Designated UI”). A VVIF Portfolio will be deemed to have received a purchase, redemption or exchange order when the Intermediary or a Designated UI accepts the Instructions or other Account transaction directions in accordance with this Agreement. In most instances, a Policy owner or Account will receive the unit price corresponding to the share price next computed by the VVIF Portfolio after the time at which such Policy owner or Account provides its Instructions or Account transaction directions, respectively, to the Intermediary or Designated UI, provided all of the requirements and obligations of the Intermediary and the Designated UIs with respect to acceptance and transmission of orders set forth in this Agreement are satisfied. The Intermediary shall be liable to Vanguard and the VVI Fund for the Designated UIs’ compliance with the terms of this Section 1(a) to the same extent as if the Intermediary itself had acted or failed to act instead of the Designated UI.

(b)      Policy Owner-Level Transactions. The purchases, redemptions and exchanges accepted by the Intermediary and the Designated UI s, if any, pursuant to Section 1(a) above shall be based on: (i) Policy owner-level transactions made by or on behalf of Policy owners which are recorded on the Intermediary’s or a Designated UI’s record-keeping system; or (ii) other authorized transaction directions received by the Intermediary or a Designated UI from the Accounts which are recorded on the Intermediary’s or a Designated UI’s record-keeping system. For purposes of this Agreement, “Policy owner-level transactions” shall include:

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(A)      Any authorized Instruction to an Account by or on behalf of any Policy owner to invest in a VVIF Portfolio through the Account in accordance with the terms and conditions of the Policy and the VVI Fund prospectus;

(B)      Any authorized Instruction to an Account to exchange existing amounts held on behalf of any Policy owner to a VVIF Portfolio in accordance with the terms and conditions of the Policy and the VVI Fund prospectus;

(C)      Any authorized Instruction to an Account to exchange existing amounts invested in a VVIF Portfolio on behalf of any Policy owner to any other investment option offered under the Policy in accordance with the terms and conditions of the Policy and the VVI Fund prospectus; and

(D)      Any authorized Instruction to an Account on behalf of any Policy owner to pay withdrawal or distribution proceeds to a Policy owner from a VVIF Portfolio in accordance with the terms and conditions of the Policy and the VVI Fund prospectus.

(c)      Policy Recordkeeping. (i) The Intermediary or the appropriate Underlying Intermediaries shall maintain records for the Accounts and for the Policy owners reflecting all shares of the VVIF Portfolios purchased, redeemed and exchanged by the Accounts based on Policy owner-level transactions (including the date and price for all transactions and share balances) and all re-investments by the Accounts of dividends and capital gains distributions paid by the VVIF Portfolios. The Intermediary shall reconcile on each day that the New York Stock Exchange is open for trading (a “Business Day”) all transactions by the Accounts involving shares of the VVIF Portfolios (including purchases, redemptions and exchanges) with the corresponding Policy owner-level transactions on the Intermediary’s or the appropriate Underlying Intermediary’s record-keeping system. It is understood that the Intermediary’s or an Underlying Intermediary’s maintenance of Policy owner-level account records for an Account is done as the agent for the Account and not as the agent for Vanguard or any of its affiliates.

(ii)      The Intermediary shall promptly notify Vanguard if the Intermediary or any Underlying Intermediary experiences difficulty in maintaining Policy owner-level records described above in an accurate and complete manner. The Intermediary agrees to furnish Vanguard with such information as Vanguard may reasonably request from time to time in order for Vanguard to verify the Intermediary’s compliance with the terms of this Agreement (including, without limitation, periodic certifications confirming the provision of the Intermediary’s or any Underlying Intermediary’s record-keeping services to the Accounts in a manner consistent with the terms of this Agreement).

(d)      No Extension of Agency. Notwithstanding the authorizations granted by Vanguard under this Section 1, neither the Intermediary nor any Underlying Intermediary shall be, nor hold itself out to the public or engage in any activity as, an agent for Vanguard in respect of or in connection with the distribution or marketing of shares of the VVIF Portfolios.

(e)      Availability of VVI Fund Shares. The parties acknowledge and agree that the availability of shares of any VVIF Portfolio shall be subject to the VVI Fund’s then-current prospectus and statement of additional information, applicable federal and state laws, and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority, Inc. (“FINRA”).

2.          Compliance Responsibilities.

(a)      Vanguard is responsible for (i) the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material prepared by it relating to each VVIF Portfolio with all applicable laws, rules and regulations (except for advertising or marketing material prepared by the Intermediary to the extent any information therein was not published or provided to the

NSCC Membership Number 7072

Intermediary by or on behalf of Vanguard or the VVI Fund or accurately derived from information published or provided by or on behalf of Vanguard or the VVI Fund), (ii) the registration or qualification of the shares of each VVIF Portfolio under all applicable laws, rules and regulations, and (iii) the compliance by Vanguard and the VVI Fund with all applicable laws, rules and regulations (including the 1940 Act) governing its performance under this Agreement, and the rules and regulations of each self-regulatory organization with jurisdiction over Vanguard or the VVI Fund, except to the extent that the failure to so comply by Vanguard or the VVI Fund is caused by the Intermediary’s breach of this Agreement or the Intermediary’s or any Underlying Intermediary’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.

(b)      The Intermediary is responsible for the Intermediary’s and the Underlying Intermediaries’, if any, compliance with all applicable laws, rules and regulations governing their performance under this Agreement, and the rules and regulations of each self-regulatory organization with jurisdiction over the Intermediary or the Underlying Intermediaries, except to the extent that the Intermediary’s or an Underlying Intermediary’s failure to comply with any law, rule or regulation is caused by Vanguard’s breach of this Agreement or Vanguard’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.

3.          Fees and Expenses.

(a)      Vanguard and the Intermediary agree that no fees will be paid to, or exchanged or shared between Vanguard and the Intermediary under this Agreement.

(b)      Each party will pay all of its out-of-pocket expenses incurred in connection with the performance of its obligations under this Agreement, except as may otherwise be specified in this Agreement.

4.          Representations and Warranties.

(a)      Vanguard represents and warrants that:

      (i)      It has the requisite authority to enter into this Agreement on its own behalf and on behalf of the VVI Fund;

      (ii)      It has taken all actions legally necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered by its authorized representative and constitutes its legal, valid and binding obligation, enforceable against Vanguard in accordance with its terms;

      (iii)      It or an affiliate is in compliance with the applicable conditions and qualifications set forth in Rule 2830 of the Conduct Rules of FINRA, as amended from time to time, which enable a member of FINRA to offer or sell shares of the VVIF Portfolios;

      (iv)      The VVI Fund is a no load or no sales charge fund;

      (v)      Either the VVI Fund, Vanguard or its agent is a Fund Member of the NSCC and has access to the NSCC’s Fund/SERV system; and

      (vi)      Vanguard currently has and at all times pertinent hereto will have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its financial obligations arising under this Agreement, including its obligations under Section 12 of this Agreement.

(b)      The Intermediary represents and warrants that:

NSCC Membership Number 7072

      (i)      It and each Underlying Intermediary is one or more of the following: (A) a broker-dealer registered under the Exchange Act and a member in good standing of FINRA; (B) an investment adviser registered under the Investment Advisers Act of 1940, as amended; (C) a bank or trust company which is a member of the Federal Reserve System or is supervised and examined by state or federal authorities having supervision over banks; (D) an insurance company which is supervised and examined by state authorities having supervision over insurance companies; or (E) a transfer agent or clearing agency registered under the Exchange Act;

      (ii)      It or a relevant designee is an NSCC Member and has access to Fund/SERV;

      (iii)      It has taken all actions legally necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered by its authorized representative and constitutes its legal, valid and binding obligation, enforceable against the Intermediary in accordance with its terms;

      (iv)      All orders for the purchase, redemption and exchange of shares of, and/or registration of an account in, the VVI Fund and/or any VVIF Portfolio (“Orders”) which correspond to Instructions received on a Business Day from Policy owners, or to other authorized transaction directions received on a Business Day from an Account, by the Intermediary or, subject to the requirements set forth in Section 14 below, by a Designated UI, and any corrections to such Orders, will be entered by the Intermediary onto Fund/SERV by the applicable daily cutoff time for Order entries or entry corrections set forth in the DCC&S Operating Procedures;

      (v)      No Order shall be transmitted to Vanguard through Fund/SERV unless (A) the Intermediary or, subject to the requirements set forth in Section 14 below, a Designated UI, has received the Instructions corresponding to such Order from Policy owners, and/or the other authorized transaction directions corresponding to such Order from the Account, as applicable, prior to Market Close (as defined below) on the Business Day corresponding to the Indicated Trade Date (as defined below) for such Order, and (B) the Order is for an Account and Policy identified on Schedule I to this Agreement and for a VVIF Portfolio identified on Schedule II to this Agreement;

      (vi)      Neither it nor any Underlying Intermediary will permit an Account or a Policy owner to cancel or modify after Market Close on a Business Day any Order or Instructions, respectively, received from such Account or Policy owner prior to Market Close on such Business Day;

      (vii)      All Orders transmitted to Vanguard through Fund/SERV pursuant to this Agreement will have been duly authorized by the applicable Account;

      (viii)      With respect to all Orders transmitted to Vanguard through Fund/SERV pursuant to this Agreement, the Intermediary will maintain, or cause to be maintained, records sufficient to document the truth of the representations and warranties set forth in this Section 4(b); such records will be available to Vanguard for inspection promptly upon request;

      (ix)      The Intermediary maintains policies and procedures that are designed to ensure compliance with the requirements of Rule 22c-1 under the 1940 Act, applicable SEC and SEC staff interpretations, and the terms of this Agreement, and the Intermediary is in compliance with such policies and procedures;

      (x)      The Intermediary currently has and at all times pertinent hereto will have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its financial obligations arising under this Agreement, including its obligations under Section 12 of this Agreement;

NSCC Membership Number 7072

(xi)      In connection with the authorizations in Section 1 of this Agreement, the Intermediary represents and warrants to Vanguard that:

(A)      The Intermediary has implemented an internal control structure and adopted written internal control procedures that are reasonably designed to prevent and detect on a timely basis Instructions and Account transaction directions received by the Intermediary after Market Close from being aggregated with Instructions and Account transaction directions received by the Intermediary before Market Close, and to minimize errors that could result in late transmission of Orders to Vanguard (“Internal Control Procedures”).

(B)      The Intermediary will review, no less than annually, the adequacy of its Internal Control Procedures and will change and modify them as necessary to maintain their adequacy.

(C)      Each Designated UI, if any, has adopted and implemented written internal controls that are reasonably designed to prevent and detect on a timely basis Instructions and Account transaction directions received by the Designated UI after Market Close from being aggregated with Instructions and Account transaction directions received by the Designated UI before Market Close, and to minimize errors that could result in late transmission of Orders to Vanguard (“Designated UI Internal Control Procedures”).

(D)      Each Designated UI will be required to review, not less than annually, the adequacy of its Designated UI Internal Control Procedures and to change and modify them as necessary to maintain their adequacy.

(E)      Upon request by Vanguard, the Intermediary will provide Vanguard with a description of its Internal Control Procedures and a certification from the Intermediary that they are adequate as of the most recent review, as well as a certification that each Designated UI, if any, has adopted and implemented Designated UI Internal Control Procedures that are adequate as of the most recent review.

For the purposes of this Agreement, “Market Close” shall mean the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time), and “Indicated Trade Date” shall mean a trade date indicated or otherwise requested to be assigned to an Order transmitted or otherwise submitted to Vanguard, as indicated in the applicable transmission or other submission.

5.          Obligations of Vanguard.

(a)      Transactions Subject to Fund/SERV. Vanguard will accept Orders transmitted by the Intermediary through Fund/SERV on behalf of the Accounts in accordance with this Agreement and the DCC&S Operating/Contingency Procedures. Vanguard will be responsible for processing and executing any such Orders from the Intermediary in a timely manner.

(b)      Performance of Duties. Vanguard will perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC from time to time. Vanguard will maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. Vanguard will conduct each of the foregoing activities in a competent manner and in compliance with (i) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and (ii) the then-current prospectus, statement of additional information (“SAI”), and policies of the VVI Fund; provided, however, that in the event of a conflict between the provisions of the DCC&S Operating/Contingency Procedures and any applicable “optional” NSCC rule or procedure, the DCC&S Operating/Contingency Procedures will control.

(c)      Accuracy of Information, Transmissions Through and Access to Fund/SERV. All information provided by Vanguard to the Intermediary through Fund/SERV and pursuant to this Agreement will be accurate,

NSCC Membership Number 7072

complete and in the format prescribed by the NSCC. Vanguard will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by Vanguard.

(d)      Pricing Information. On every Business Day, Vanguard will transmit by 7:00 p.m., Eastern time, each VVIF Portfolio’s closing net asset value and public offering price (if applicable) for that day and/or notification of no price for that day, to the Intermediary via both the NSCC’s Mutual Fund Profile Service and such other transmission method mutually agreed to by the parties. Vanguard shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the VVI Fund (e.g., natural disasters, etc.). Neither the Intermediary nor any Underlying Intermediary shall be entitled to rely on any source of net asset value information other than such transmission by Vanguard.

6. Obligations of the Intermediary.

(a)      Performance of Duties. The Intermediary will perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC from time to time. The Intermediary will maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Intermediary will conduct each of the foregoing activities in a competent manner and in compliance with all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; provided, however, that in the event of a conflict between the provisions of the DCC&S Operating/Contingency Procedures and any applicable “optional” NSCC rule or procedure, the DCC&S Operating/Contingency Procedures will control.

(b)      Accuracy of Information, Transmissions Through and Access to Fund/SERV. All information provided by the Intermediary to Vanguard through Fund/SERV and pursuant to this Agreement will be accurate, complete and in the format prescribed by the NSCC. For each Fund/SERV Order, the Intermediary will provide Vanguard with all information reasonably required by Vanguard to establish and maintain such Order (and any subsequent adjustments to such Order). The Intermediary will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Intermediary.

(c)      Accepting and Transmitting Orders. As provided in Section 1, and in accordance with the procedures set forth below and in the DCC&S Operating/Contingency Procedures, the Intermediary will act as the limited agent of Vanguard to receive Instructions from Policy owners, and other authorized transaction directions from the Accounts, corresponding to purchase, redemption and exchange Orders by the Accounts of shares of the VVIF Portfolios. All such Orders shall be settled with the NSCC, except as otherwise provided in the DCC&S Operating/Contingency Procedures.

(i)      Receipt by the Intermediary or Designated UI of Policy Owner-Level Transactions. The parties understand and agree that the Intermediary or, subject to the requirements of Section 14 below, a Designated UI, may receive Policy owner-level transactions in various formats, including directions in writing, by computer magnetic tape, diskette or electronic data transmission, through interactive voice response system, or by any other accepted method for transmitting data that is adopted for the Accounts. All Policy owner-level transactions shall be received and processed by the Intermediary or a Designated UI in accordance with its standard transaction processing procedures that apply to all investment options offered under the Policies. The Intermediary or the relevant Designated UI, if any, shall maintain records sufficient to identify the date and time of receipt of all Policy owner-level transactions involving the VVIF Portfolios and shall make such records available upon request for examination by Vanguard or its designated representative or, at the request of Vanguard, by appropriate governmental authorities or self-regulatory organizations. Under no circumstances shall the Intermediary or any Designated UI change, alter or manipulate any Policy owner-level transactions received by it in good order.

NSCC Membership Number 7072

(ii)      Transmission by the Intermediary of Orders. Based on the Policy owner Instructions and other authorized Account transactions received by the Intermediary and any Designated UIs prior to Market Close on each Business Day, the Intermediary shall transmit to Vanguard via Fund/SERV by the time of receipt of Cycle 7 from the NSCC on the following Business Day (approximately 7:00 a.m. Eastern time) a file containing the Order, in dollars or shares, by each Account for shares of each VVIF Portfolio for the preceding Business Day. Each transmission by the Intermediary of an Order shall constitute a representation by the Intermediary that such Order was based solely on Policy owner-level transactions and other authorized Account transaction directions received by the Intermediary or a Designated UI, if applicable, prior to the Market Close on the previous Business Day, and that such Order included only and all such transactions so received by the Intermediary or Designated UI, as the case may be.

(iii)      VVIF Portfolios. In connection with the Accounts and Policies, the Intermediary shall submit Orders to Vanguard, and shall permit Orders to be submitted to Vanguard, in relation to only those VVIF Portfolios set forth in Schedule II, as such schedule may be amended by mutual written agreement of the parties from time to time.

(d)      Extraordinary Events. The Intermediary is not authorized to accept as Vanguard’s agent any Order for the purchase or redemption of shares in an amount which equals or exceeds the “Large Transaction Amount for a VVIF Portfolio, as specified in Attachment A to the DCC&S Operating/Contingency Procedures (“Attachment A”), where such Order is the result of an “Extraordinary Event” of which the Intermediary is aware, unless the Intermediary has notified Vanguard of such Order as soon as practicable on the trade date and in no event later than one hour prior to the Market Close on the trade date. For these purposes, an “Extraordinary Event” shall mean an event outside the normal operation of an Account such as an entire Account moving into or out of a VVIF Portfolio or an asset transfer or merger arising from a merger, acquisition or divestiture. In accordance with the prospectus of the VVI Fund, Vanguard reserves the right to refuse any purchase Order, or to delay settlement of any redemption Order, which Vanguard, in its sole discretion, deems disruptive or detrimental to the VVI Fund. In connection with any redemption Order that equals or exceeds the applicable Large Transaction Amount, Vanguard reserves the right to delay delivery of redemption proceeds for up to seven days, to the extent permitted by applicable law or regulation, or to effect the redemption through an in-kind distribution of securities. Vanguard reserves the right to revise Attachment A at any time and will provide 30 days’ advance written notice of such revision to the Intermediary.

(e)      Closed Portfolios. On occasion, Vanguard may close to new or existing investors one or more of the VVIF Portfolios (“Closed Funds”) on terms or subject to conditions that may vary from Closed Fund to Closed Fund.

(i)      If, pursuant to the terms of a Closed Fund’s closure, any Closed Fund remains available to Accounts investing in the Closed Fund, then from and after the date on which such Closed Fund is closed to new investors (as such date is determined by Vanguard), the Intermediary will not:

(A)	Open a new account in such Closed Fund, or

(B)	Transmit an Order to purchase shares of such Closed Fund,

unless, in either case, the Account for which such account is opened or Order is transmitted is eligible to invest in such Closed Fund pursuant to the terms of the closure and, if applicable, the aggregate amount invested in the Closed Fund by such Account during the relevant period does not exceed any maximum investment limitation imposed in connection with the fund closing.

(ii)      If a new account is opened in a Closed Fund or a purchase of shares in a Closed Fund is requested in violation of this Section 6(e), Vanguard shall be authorized to cancel the Order by means of which the new account was opened or the purchase was requested at any time and, in the case of a new account, to

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terminate the account at any time. Any such cancellation and/or termination shall be on a current-day basis, and Vanguard will return to the Intermediary the lesser of (A) the amount initially invested in violation of paragraph (i) above or (B) the then-current value of such investment.

(f)      Advance Information. Vanguard will provide the Intermediary with reasonable notice of any revisions to the VVI Fund’s prospectus and/or SAI that Vanguard believes would affect the Intermediary’s performance of its duties and obligations pursuant to this Agreement. In addition, from time to time, the VVI Fund may implement policy changes that affect the Intermediary’s performance of recordkeeping for an Account. In order to allow the Intermediary a reasonable amount of time to make any necessary adjustment to its record-keeping systems, Vanguard, in its sole discretion, may communicate such policy changes to the Intermediary before transmitting this information to VVI Fund shareholders as a whole (“Advance Information”). The Intermediary shall treat all Advance Information as confidential pursuant to Section 11 of this Agreement and, prior to its being made public by Vanguard, shall use such information solely for systems adjustment purposes. The Intermediary shall communicate Advance Information to its own directors, officers and employees on a need to know basis, only. Under no circumstances shall the Intermediary communicate Advance Information to any Underlying Intermediary or any Policy owners, or to anyone else except as expressly permitted in this Section 6(f) or with Vanguard’s prior written consent, until such information becomes publicly available.

(g)      Tax Compliance and Reporting.

(i)      Responsibilities of the Intermediary and/or the Underlying Intermediaries. The Intermediary, or the Underlying Intermediaries, if any, shall be responsible for obtaining all information necessary in order to assure that all accounts in the VVIF Portfolios are established and maintained in compliance with applicable tax laws, rules and regulations. The Intermediary or the Underlying Intermediaries, if any, shall comply in all respects with any and all applicable obligations relating to tax reporting and withholding pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable tax laws, rules and regulations, including without limitation such obligations relating to Account purchases and redemptions and any Policy owner-level transactions. The Intermediary or the Underlying Intermediaries, if any, shall promptly advise Vanguard or the VVI Fund of any matter that may affect the responsibilities of the VVI Fund or Vanguard to Policy owners pursuant to the Code or other applicable tax laws, rules and regulations. All information that is received by the Intermediary from the VVI Fund or Vanguard for inclusion in Policy owner tax statements shall be reported to the Policy owners accurately, completely and in a timely manner. The Intermediary also agrees to obtain and maintain, and to the extent necessary, provide to the VVI Fund or Vanguard, for each account in a VVIF Portfolio, all forms or documents required by applicable laws, rules or regulations with regard to any of the foregoing.

(ii)      Tax Status of the Intermediary and/or the Underlying Intermediaries. Upon execution of this Agreement, the Intermediary and the Underlying Intermediaries, if any, will provide Vanguard with a duly completed Internal Revenue Service (“IRS”) Form W-9 (Request for Taxpayer Identification Number and Certification), or any updated or successor form, signed under penalties of perjury. The Intermediary agrees to cause any Underlying Intermediaries designated by the Intermediary following execution of this Agreement to provide Vanguard with a duly completed IRS Form W-9, or any updated or successor form, signed under penalties of perjury. The Intermediary agrees, and will cause all Underlying Intermediaries, if any, to notify Vanguard of any changes in its respective tax status and, as appropriate, to provide Vanguard with a new IRS Form W-9, or any updated or successor form.

(iii)       Survival of Tax Obligations. As the Intermediary and the Underlying Intermediaries, if any, are responsible hereunder for complying with all applicable laws, rules and regulations concerning the proper establishment and continued maintenance of their respective accounts in the VVIF Portfolios, including, without limitation, IRS or Code requirements regarding certified tax identification numbers and compliance with all applicable tax laws, rules and regulations relating to tax reporting and withholding, Vanguard and the VVI

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Fund will not be responsible for compliance therewith. All obligations of the Intermediary and the Underlying Intermediaries, if any, related to such tax compliance, including without limitation compliance with all notice obligations under IRS or Code requirements and payment of any and all related fines, interest, penalties or tax, shall survive termination of the Intermediary’s and any Underlying Intermediaries’ accounts and this Agreement.

(iv)      Manual Settlement Procedures. If the Intermediary or any Underlying Intermediary instructs Vanguard or the VVI Fund to remit payments other than to the Intermediary or an Underlying Intermediary as provided in Section 5(f) of the DCC&S Operating/Contingency Procedures and Vanguard or the VVI Fund accepts such instructions, the Intermediary or Underlying Intermediary will be responsible hereunder for complying with all applicable tax laws, rules and regulations concerning such payment, including without limitation any tax reporting and withholding requirements under IRS or Code requirements.

(h)      Certain Transactions and Restrictions.

(i)      The Intermediary agrees that it will provide, not later than five Business Days after receipt of a written request by Vanguard on behalf of a VVIF Portfolio, the Taxpayer Identification Number of any or all Policy owner(s) and the amount, date, name of investment professional associated with the Policy owner (if any), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of such VVIF Portfolio held through an account maintained by the Intermediary or an Underlying Intermediary during the specific period covered by the request. Unless required by applicable law, rule or regulation, Vanguard and the VVIF Portfolios agree not to use the information received under this Section for marketing or any other purpose not related to (A) limiting or reducing abusive trading in shares issued by the VVIF Portfolios or (B) collecting purchase or redemption fees (if any).

(ii)      The Intermediary agrees that it will execute, or cause the relevant Underlying Intermediary to execute, written instructions from Vanguard on behalf of a VVIF Portfolio, including instructions to restrict or prohibit purchases or exchanges of VVIF Portfolio shares in specific accounts or by or on behalf of specific Policy owners identified by such VVIF Portfolio. Any such instructions by Vanguard shall include the Taxpayer Identification Number or equivalent identifying number of the Policy owner(s) to which the instructions relate and the specific restriction(s) to be executed. The Intermediary agrees that it will execute, or cause the relevant Underlying Intermediary to execute, any such instructions as soon as reasonably practicable, but not later than five Business Days after receipt of the instructions by the Intermediary.

(iii)      The Intermediary will provide to Vanguard, or will cause any applicable Underlying Intermediaries to provide to Vanguard, the identity of, and any other information concerning, the Accounts and Policy owners, where Vanguard, a Fund, or a Fund’s advisor, transfer agent, or distributor is required by an applicable law, rule or regulation, including the rules and regulations of any self-regulatory organization, to obtain such information and Vanguard makes a written request, with reasonable advance notice, to the Intermediary for such information. Vanguard and the Funds shall treat all such information as confidential pursuant to Section 11 below and shall not use, or permit the use of, such information for any purpose other than those necessary to comply with the applicable law, rule or regulation.

7.          Adjustments.

(a)      Same Day Order Corrections. Vanguard will accept and honor corrections to any Orders transmitted by the Intermediary through Fund/SERV in accordance with the DCC&S Operating/Contingency Procedures.

(b)      Overpayments. In the event that either party makes an overpayment to the other party in connection with a Fund/SERV Order, the party that has been overpaid will promptly repay the other party the total amount of such overpayment upon receipt of notice of such overpayment. Notwithstanding the foregoing,

NSCC Membership Number 7072

if an Account or Policy owner has received cash in excess of that to which it is entitled, the Intermediary will, when requested by Vanguard, and to the extent practicable and permitted by law, debit or cause to be debited from the Account’s account the amount of such excess, but only to the extent of any cash in the account, and repay it to the affected VVIF Portfolio. Upon the request of Vanguard, and to the extent practicable, the Intermediary shall provide Vanguard with the names of Policy owners and other relevant information concerning the affected accounts to assist Vanguard in the collection of any such excess amount not repaid to the VVIF Portfolios.

(c)      Processing Adjustments. Each Business Day the Intermediary and Vanguard will reconcile their records so that an appropriate number of shares of each of the VVIF Portfolios is credited to the Intermediary’s accounts on behalf of the Accounts invested in the VVIF Portfolios.

(i)      In the event of any error (other than a Pricing Error, as hereinafter defined) or delay with respect to the procedures outlined in this Agreement that is caused by Vanguard, Vanguard shall make any adjustments on Vanguard’s accounting system necessary to correct such error or delay and shall reimburse the Intermediary for any losses or reasonable costs incurred directly as a result of the error or delay.

(ii)      In the event of any error or delay in transmitting an Order that is caused by the Intermediary or any Underlying Intermediary and which is not corrected in accordance with Section 7(a) above, the following provisions will apply:

(A)      Upon receipt from the Intermediary of documentation sufficient in Vanguard’s sole discretion to establish the details of such Order and the time at which it or the corresponding Instructions were received from the Account or Policy owner by the Intermediary or an Underlying Intermediary, Vanguard will correct its records to reflect the Order as transmitted to Vanguard by the Intermediary; and

(B)      The Intermediary will promptly reimburse the Account, Vanguard and the VVIF Portfolios for any losses or reasonable costs incurred directly as a result of the error or delay. The Intermediary agrees that, insofar as Vanguard and the VVIF Portfolios are concerned, such losses or reasonable costs will include, at a minimum, any market or administrative costs associated with effecting Orders on an “as of” basis or canceling such Orders.

(iii)      The Intermediary and Vanguard, respectively, each agree to provide the other prompt notice of any errors or delays of the type referred to in this Section 7(c) and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any costs or losses resulting from such errors or delays.

(d)      Pricing Errors. In the event of an error in the computation of a VVIF Portfolio’s net asset value per share which, in accordance with procedures adopted by the Fund’s Board of Trustees consistent with views expressed by the SEC regarding appropriate error correction standards, as shall be in effect or amended from time to time, requires adjustment to Orders previously effected on behalf of an Account (a “Pricing Error”), Vanguard shall notify the Intermediary as soon as possible after discovery of the Pricing Error. Such notification may be oral, but shall be confirmed promptly in writing. In such event, Vanguard shall reimburse the affected VVIF Portfolio for any loss (without taking into consideration any positive effect of such Pricing Error) and shall make appropriate adjustments to the Intermediary’s accounts, which adjustments shall net the impact of individual Policy owner gains and losses; this will result in either a net payment to the Intermediary from Vanguard (in the event of net Policy owner losses) or from the Intermediary to Vanguard (in the event of net Policy owner gains). In addition, in the event that the Pricing Error causes the Intermediary to incur any direct costs for re-processing Policy owner accounts, such as preparing and mailing revised statements, Vanguard shall reimburse the Intermediary for all such reasonable costs upon receipt from the Intermediary of an invoice or other statement documenting such costs in reasonable detail.

NSCC Membership Number 7072

8.          Contingency Procedures. In the case of any interruptions to the transmission or receipt of Orders through Fund/SERV, the Intermediary will submit Orders to Vanguard in accordance with the contingency procedures set forth in the DCC&S Operating/Contingency Procedures, as in effect from time to time.

9.          VVI Fund Information.

(a)      Vanguard will supply to the Intermediary upon request reasonably sufficient supplies of the materials listed below for distribution to fiduciaries of the Accounts and to Policy owners who hold VVIF Portfolio shares through the Accounts, which distribution shall be arranged by the Intermediary to occur immediately upon the effective date of the materials or as soon thereafter as practicable:

(i)	All proxy or information statements prepared for circulation to shareholders of record of a VVIF Portfolio;

(ii)	Annual and semi-annual reports; and

(iii)	All updated prospectuses, supplements and amendments thereto.

(b)      The Intermediary will timely deliver, or cause to be delivered, to fiduciaries of the Accounts and to Policy owners all VVI Fund prospectuses, shareholder reports, and proxy statements and related materials as required by applicable laws, rules or regulations, rules or regulations of any self-regulatory organization with jurisdiction over the Intermediary, and/or the Intermediary’s agreement with the Policy owner.

(c)      The Intermediary shall furnish, or shall cause to be furnished, to Vanguard or its designee, each piece of sales literature or other promotional material prepared by or on behalf of the Intermediary in which Vanguard, any VVI Fund, or any VVIF Portfolio is named, at least five Business Days prior to its use. The Intermediary may use such material (i) in fewer than five Business Days if it receives the written consent of Vanguard, or (ii) after five Business Days if Vanguard does not reasonably object to such use within five Business Days after its receipt of such material. No such material shall be used if Vanguard reasonably objects to such use within five Business Days after receipt of such material. With regard to any such sales literature or promotional material furnished by the Intermediary to Vanguard, the Intermediary shall bear the sole responsibility for complying with the content, approval, filing, and recordkeeping requirements of FINRA Conduct Rule 2210, if and to the extent applicable. Notwithstanding the foregoing, the Intermediary may use, and Vanguard authorizes the Intermediary to use, the names or other identifying marks of, and certain information about, Vanguard and the VVIF Portfolios in fund fact sheets containing VVIF Portfolio-specific data furnished by Vanguard. Vanguard may withdraw the authorization granted in this Section 9(c) as to any particular use of any such name or identifying marks at any time (A) upon Vanguard’s reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Vanguard or the VVI Fund, which determination may be due to the availability of updated or modified information regarding a VVIF Portfolio or Vanguard, or (B) if any of the VVIF Portfolios cease to be available to Policy owners through the Intermediary.

10.          Use of Parties’ Names; No Publication of Terms.

(a)      Neither Vanguard nor the Intermediary shall make public the terms and conditions of this Agreement without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if public disclosure of such information is required by law, such consent shall be deemed granted and the party required to disclose such information shall, if practicable, notify the other party prior to such disclosure.

(b)      Except as specifically permitted under this Agreement, without the other party’s prior written consent, neither party to this Agreement shall acquire any right to use, nor shall use, cause or permit use of the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or service marks of the other

NSCC Membership Number 7072

party, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (i) in any advertising, promotional materials or activities, publicity, press release, customer list, or public or private presentation or promotion; (ii) to express or to imply any endorsement of such party or any of its affiliates or their respective offerings or services; or (iii) in any manner other than expressly in accordance with this Agreement or any other applicable agreement between the parties and/or any of their respective affiliates.

11.          Proprietary Information and Privacy. Each party hereto acknowledges that the identities of the other party’s customers (including, with respect to the Intermediary, for purposes of this Section, Policy owners), information maintained by such other party regarding those customers (“Customer Information”), and all computer programs and procedures developed by such other party or such other party’s affiliates or agents in connection with such other party’s performance of its duties hereunder constitute the valuable property of such other party. Each party agrees that should it come into possession of any Customer Information, or any other property, of the other party, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property shall use its best efforts to hold such information in confidence and refrain from using, disclosing, or distributing any of such information or other property, except (a) as required or necessary to carry out the obligations imposed by this Agreement, (b) with the other party’s prior written consent, or (c) as required by law or judicial process. In addition to the foregoing, Vanguard shall have the additional limited right to use Customer Information supplied by the Intermediary (i) for the purpose of providing education services to, and discussing investment positions and alternatives with, underlying institutional clients having an existing relationship with Vanguard and (ii) for Vanguard’s own internal business purposes, including but not limited to, service processing, resource allocation, and performance metrics. Vanguard will not use Customer Information to solicit business from an underlying client unless Vanguard has an existing relationship with the underlying client. Vanguard may solicit business from underlying clients with which it does not have an existing relationship; provided that it does so without using such Customer Information. Each party agrees to comply, at a minimum, with all applicable privacy laws, including those promulgated pursuant to Title V of the Gramm-Leach-Bliley Act of 1999. Each party agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of, Customer Information. Each party acknowledges that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach, such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction shall deem appropriate. Notwithstanding the foregoing, this Section shall not prohibit either party from utilizing the other party’s Customer Information for any purpose whatsoever, if and to the extent such Customer Information: (i) is or becomes a matter of public knowledge through no fault of such party; or (ii) was in such party’s possession or known by it prior to receipt from such other party; or (iii) was rightfully disclosed to such party by another person without restriction; or (iv) is independently developed by such party without access to such other party’s Customer Information.

12.          Indemnification.

(a)      Vanguard. Vanguard will indemnify and hold harmless the Intermediary, and each of the Intermediary’s affiliates, divisions, subsidiaries, directors, officers, agents, employees and permitted assigns, against and from any and all losses, damages, costs, charges, payments, claims, liabilities and expenses (including reasonable attorney’s fees) arising out of or attributable to: (i) Vanguard’s lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities relating to this Agreement; (ii) any breach of Vanguard’s representations and warranties contained in this Agreement; and (iii) any breach by Vanguard of a material provision of this Agreement. In addition to the foregoing, Vanguard will be liable for the losses and reasonable costs described in Section 7(c)(i) of this Agreement.

(b)      Intermediary. The Intermediary will indemnify and hold harmless Vanguard, the VVI Fund, and each of their respective affiliates, divisions, subsidiaries, directors, officers, agents, employees and

NSCC Membership Number 7072

permitted assigns, against and from any and all losses, damages, costs, charges, payments, claims, liabilities and expenses (including reasonable attorney’s fees) arising out of or attributable to: (i) the Intermediary’s or any Underlying Intermediary’s lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities relating to this Agreement; (ii) any breach of the Intermediary’s representations and warranties contained in this Agreement; (iii) any breach by the Intermediary or an Underlying Intermediary of a material provision of this Agreement; and (iv) Vanguard’s acceptance of any Order through Fund/SERV. In addition to the foregoing, the Intermediary will be liable for the losses and reasonable costs described in Section 7(c)(ii) of this Agreement.

(c)      Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereunder (an “Indemnified Party”) with respect to which such Indemnified Party may make a claim against the other party (“Indemnifying Party”) pursuant to this Section 12, then the Indemnified Party will give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party will have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (i) the Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (ii) the Indemnified Party will have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and will cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (iii) the Indemnifying Party will not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

13.          Role and Relationship of the Intermediary. The parties acknowledge and agree that the services provided by the Intermediary under this Agreement are not the services of an underwriter, principal underwriter, sub-distributor, or dealer of the VVI Fund within the meaning of the 1933 Act or the 1940 Act. This Agreement does not grant the Intermediary or any Underlying Intermediary any right to purchase shares of any VVIF Portfolio (although it does not preclude the Intermediary or an Underlying Intermediary from purchasing any such shares), nor does it constitute the Intermediary or any Underlying Intermediary an agent of Vanguard or the VVI Fund for purposes of selling shares of any VVIF Portfolio to any dealer or the public, except as expressly stated in this Agreement as to the receipt of Instructions from or on behalf of Policy owners. To the extent the Intermediary or an Underlying Intermediary is involved directly or indirectly in the purchase of shares of any VVIF Portfolio under this Agreement, other than with respect to the acceptance of Instructions and other authorized Account transaction directions as described in Section 1(a), such involvement will be as agent of the Accounts only.

14.          Intermediary’s Agreements with Underlying Intermediaries. The Intermediary represents and warrants that it has entered into an agreement with each Underlying Intermediary, if any, or shall enter into such an agreement before making the VVIF Portfolios available to an Underlying Intermediary, which agreements shall require the Underlying Intermediaries to agree to comply with Vanguard’s requirements regarding Extraordinary Event reporting, Closed Funds, and tax compliance and reporting, as set forth in Section 6 of this Agreement. In addition, the Intermediary represents and warrants that it has entered into an agreement with each Designated UI, if any, or shall enter into such an agreement before making the VVIF Portfolios available to a Designated UI, which agreements shall require the Designated UIs to: (a) accept Instructions from the Policy owners, and other authorized Account transaction directions from the Accounts, only until the Market Close; (b) transmit Orders corresponding to such Instructions and directions to the Intermediary as soon as practicable after receipt thereof; (c) maintain records sufficient to document the date and time of receipt of each such Instruction or direction; and (d) enable the Intermediary to make its representations and warranties and comply with its obligations in Section 4(b) of this Agreement with respect to the Designated UI Internal Control Procedures. The Intermediary represents that it has in place arrangements reasonably designed to ensure the Underlying Intermediaries’ compliance with these provisions and will act in accordance with those arrangements. The Intermediary further agrees to notify Vanguard of any modifications or amendments to its agreements with the

NSCC Membership Number 7072

Underlying Intermediaries that may affect the obligations of the Underlying Intermediaries set forth in this Section 14.

15.          Third Party Activities. Without limiting the liability of the Intermediary under this Agreement, the Intermediary shall be and remain fully responsible and liable for any actions by any third party through, or with respect to, the NSCC membership number in connection with which the Orders are transmitted hereunder (which membership number is identified on this Agreement), including without limitation any third party service provider permitted or directed by the Intermediary to access and/or act through or upon Fund/SERV with respect to such NSCC membership number and/or with respect to any of the Intermediary’s or the Accounts’ accounts in the VVI Funds or VVIF Portfolios. Any such third party shall be bound by the terms and conditions of this Agreement applicable to the Intermediary, and any failure by such third party to comply with the terms of this Agreement shall constitute a breach of this Agreement by the Intermediary. The Intermediary shall be and remain fully responsible and liable under this Agreement for all of the actions referenced in this Section 15 to the same extent that it would be if the Intermediary itself had taken such actions. Without limiting any of the foregoing, to the extent that the Intermediary fulfills any of its obligations hereunder through any third party, the Intermediary shall remain fully responsible and liable for the third party’s actions and omissions in connection therewith.

16.          Right to Inspect. With respect to all Orders transmitted to Vanguard through Fund/SERV pursuant to this Agreement, the Intermediary will maintain, or cause the Underlying Intermediaries to maintain, records sufficient to document the truth of the representations and warranties set forth in Sections 4(b) and 14 of this Agreement, as well as the performance of the obligations of the Intermediary set forth in this Agreement. The Intermediary agrees to promptly furnish Vanguard with such information as Vanguard may reasonably request from time to time in order for Vanguard to verify the Intermediary’s compliance with the provisions hereof (including, without limitation, periodic certifications confirming such compliance and/or the Intermediary’s furnishing or making available for Vanguard’s inspection records sufficient to document the Intermediary’s compliance with this Agreement).

17.          Authorized Persons.

(a)       For purposes of this Agreement, the Intermediary will designate “Authorized Persons” entitled to act on its behalf in connection with this Agreement. “Authorized Person” will mean any officer or employee of the Intermediary designated by providing Vanguard with the following: (i) a properly certified copy of a corporate resolution reflecting the vote of the Board of Directors of the Intermediary authorizing the officer or employee, directly or indirectly, to act in connection with this Agreement; and (ii) a specimen signature of such officer or employee. This requirement may be satisfied by the Intermediary furnishing Vanguard with a completed Vanguard Financial Advisor Services Organization Resolution form. Vanguard shall be entitled to act upon all instructions received from such Authorized Persons until it receives and has had a reasonable opportunity to act upon written notice from the Intermediary that such persons are no longer authorized to act. Vanguard may disregard any instructions not provided by an Authorized Person of the Intermediary.

(b)      Except as set forth in this Agreement or as otherwise agreed upon in writing by the parties, any communication or instruction made pursuant to this Agreement may be made orally, provided such oral communication is promptly confirmed in writing by facsimile or electronic transmission. The Intermediary is entitled to rely on any communications or instructions that it reasonably believes were provided to it by Vanguard. Vanguard is entitled to rely on any communications or instructions that it reasonably believes were provided to it by the Intermediary or its Authorized Persons.

NSCC Membership Number 7072

18.         Commencement, Amendment and Termination.

(a)      Commencement. Fund/SERV transactions between Vanguard and the Intermediary pursuant to this Agreement will not commence until both parties have acknowledged in writing that all necessary preliminary testing has been completed.

(b)      Amendment. This Agreement may be modified or amended from time to time by mutual written agreement of the parties; provided, however, that Vanguard in its sole discretion may modify the DCC&S Operating/Contingency Procedures, Attachment A, and Exhibit A at any time by 30 days’ advance written notice to the Intermediary.

(c)      Termination. This Agreement will continue in effect until terminated by either party by 60 days’ advance written notice to the other. Any such termination will not affect the completion of any pending Fund/SERV transactions or obligations, and will not affect the indemnities given under this Agreement. Notwithstanding the foregoing, Vanguard shall have the right to terminate this Agreement at any time without prior notice to the Intermediary in the event of excessive transactions or other abusive investment practices, as determined by Vanguard in its sole discretion. Upon any such termination, the Intermediary will immediately refrain from transmitting Orders to Vanguard through Fund/SERV.

19.       Non-exclusivity. Each party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

20.       Conflicting Agreements. This Agreement (including any Exhibits, Attachments and Schedules hereto) constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by the Intermediary and Vanguard, including, without limitation, any prior DCC&S agreement; provided, however, that the parties acknowledge that the Intermediary, Vanguard, Vanguard Marketing Corporation, and the VVI Fund entered into a Participation Agreement dated August 10, 2015, as amended (the “VVIF Participation Agreement”) concerning matters relating to the Accounts, the Policies and the VVI Fund, and the parties acknowledge and agree that this Agreement is in addition to, and does not supersede or replace, the VVIF Participation Agreement and that such agreement remains in full force and effect with respect to the subject matter thereof, except that to the extent that there is any conflict or inconsistency between the terms of this Agreement and the terms of the VVIF Participation Agreement, the terms of this Agreement shall govern and control. Nothing contained in this Agreement, however, will be construed to limit or restrict either party’s compliance with any law, regulation or order to which the party is subject, or to prevent the parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties or higher standards of care with respect thereto.

21.       Exhibits, Attachments and Schedules. All Exhibits, Attachments and Schedules attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

22.       Assignment. Neither Vanguard nor the Intermediary may assign this Agreement without the prior written consent of the other party, and any attempted assignment without such consent will be null and void.

23.       Cooperation. The parties agree to cooperate with each other in any recordkeeping or reporting necessary to fulfill any governmental or regulatory requirement. In addition, the Intermediary agrees to provide Vanguard with any of the records described in Section 4(b)(viii) promptly upon Vanguard’s request.

24.       Governing Law. This Agreement will be governed by and its provisions will be construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

NSCC Membership Number 7072

25.       Severability. If any provision of this Agreement is held to be invalid, the remaining provisions of this Agreement will continue to be valid and enforceable.

26.       Waiver. The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion will not be considered a waiver nor will it deprive such party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

27.       Notices. Any notice required or permitted hereunder will be in writing and will be given by personal service, mail or facsimile to the other party at the address set forth below (or such other address as the other party may specify by written notice to the first party). Notice will be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first, at:

Vanguard:	The Vanguard Group, Inc.
100 Vanguard Boulevard, 236
Malvern, PA 19355
Attention: Principal, Financial Advisor Services Operations
Fax No.: (610) 503-1154

Copy to:	The Vanguard Group, Inc.
Legal Department, V26
100 Vanguard Blvd.
Malvern, PA 19355
Attention: Intermediary Agreements
Fax No.: (610) 503-5737

Intermediary:	MEMBERS Life Insurance Company
5910 Mineral Point Road
Madison, WI 53705
Attn: Office of General Counsel

28.       Anti-Money Laundering Policies. To the extent applicable, the Intermediary agrees to comply with all anti-money laundering statutes, rules, regulations and guidance of government and/or self-regulatory organizations, including but not limited to, cash and suspicious activity reporting and recordkeeping requirements, and customer identification program requirements, as well as creation and implementation of policies, procedures and internal controls in order to ensure compliance. The Intermediary agrees that it will take reasonable steps to monitor investor transactions to identify currency, cash equivalents, possible money laundering and other suspicious activity and to report to government authorities reportable currency transactions, and where appropriate, suspicious activity.

29.       Force Majeure. In the event a party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of terrorism, strikes, equipment failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages resulting from such failure to perform or otherwise from such causes.

30.       Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to”, and

NSCC Membership Number 7072

(d) references to “hereunder” or “herein” relate to this Agreement. The section headings in this Agreement are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

31.       Counterparts. This Agreement and any attachment, exhibit or schedule hereunder may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any of the foregoing shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of any of the foregoing, including the signature pages hereto, shall be deemed an original.

NSCC Membership Number 7072

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date first written above.

THE VANGUARD GROUP, INC.

/s/Rick Polch
By: Rick Polch
Title: Principal

MEMBERS LIFE INSURANCE COMPANY

/s/M. Jeffrey Bosco
By: M. Jeffrey Bosco
Title: Senior Vice President

NSCC Membership Number 7072

SCHEDULE I

ACCOUNTS AND ASSOCIATED POLICIES
(Updated and effective as-of August 12, 2015)

Name of Separate Account	Policies Funded by Separate Account

MEMBERS Horizon Variable Separate Account

This Schedule I to the Defined Contribution Clearance & Settlement Agreement dated August 12, 2015 by and between the parties identified below is updated and effective as-of August 12, 2015, and replaces all prior versions of this Schedule.

MEMBERS LIFE INSURANCE COMPANY	THE VANGUARD GROUP, INC.

BY: _/s/M. Jeffrey Bosco_______________	BY: _Rick Polch

NAME: M. Jeffrey Bosco______________	NAME: _ Rick Polch

TITLE: Senior Vice President__________	TITLE: Principal__________________

NSCC Membership Number 7072

SCHEDULE II

VVIF PORTFOLIOS

VVIF Money Market Portfolio
VVIF Equity Index Portfolio
VVIF International Portfolio
VVIF Small Company Growth Portfolio
VVIF Total Bond Market Index Portfolio
VVIF High Yield Bond Portfolio
VVIF Capital Growth Portfolio
VVIF Diversified Value Portfolio
VVIF Total Stock Market Index Portfolio
VVIF Mid-Cap Index Portfolio
VVIF REIT Index Portfolio

This Schedule II to the Defined Contribution Clearance & Settlement Agreement dated August 12, 2015 by and between the parties identified below is updated and effective as-of August 12, 2015, and replaces all prior versions of this Schedule.

MEMBERS LIFE INSURANCE COMPANY	THE VANGUARD GROUP, INC.

BY: ___________________________	BY: ________________________________

NAME:

NSCC Membership Number 7072

OPERATING AND CONTINGENCY PROCEDURES/
DEFINED CONTRIBUTION CLEARANCE & SETTLEMENT

A.         OPERATING PROCEDURES

1.       Trade Date Policy and Procedures. Orders for the purchase, redemption or exchange of VVIF Portfolio shares will be accorded a trade date (“T”) that is the date of receipt of the Instructions or Account transaction directions corresponding to the Order by the Intermediary or, subject to the requirements of Section 14 of the Agreement, a Designated UI, from the Policy owner or the Account, as appropriate, subject to the special rules provided in these DCC&S Operating/Contingency Procedures.

(a)     Receipt of Orders. Instructions and Account transaction directions corresponding to Orders must be received by the Intermediary or, subject to the requirements of Section 14 of the Agreement, a Designated UI, by the close of trading on the New York Stock Exchange (the “Market Close”) on T. Any Order corresponding to Instructions or Account transaction directions received by the Intermediary or a Designated UI after such time will be accorded a trade date that is the next Business Day following receipt of the Instructions or Account transaction directions (“T+1”), and the Intermediary will not enter the Order onto Fund/SERV until T+2.

(b)     Entry of Fund/SERV Transmissions. The Intermediary is responsible for sending all and only Orders corresponding to Instructions and Account transaction directions received prior to the Market Close on T to Vanguard through Fund/SERV by NSCC Cycle 11 on T+1 (received by Vanguard at approximately 9:00 a.m. Eastern time). Transactions may be entered in dollars or shares.

(c)     Correction of Fund/SERV Entries. The Intermediary may correct an erroneously entered Order by first calling Vanguard’s NSCC Services Unit at (888) 809-8106 not later than 8:30 a.m. Eastern time on T+1. If required, a subsequent Fund/SERV entry may be submitted not later than NSCC Cycle 12 on T+1 (received by Vanguard at approximately 10:00 a.m. Eastern time); provided, however, that Vanguard reserves the right to reject any Fund/SERV correction for which the Intermediary has not provided Vanguard with documentation (if requested by Vanguard) sufficient, in Vanguard’s sole discretion, to prove the occurrence of the error.

(d)     As-of Orders. An Order (1) transmitted by the Intermediary via Fund/SERV indicating a trade date (the “Indicated Trade Date”) prior to the Business Day preceding the date of transmission to and receipt by Vanguard, or (2) submitted by the Intermediary via Fund/SERV after Cycle 12 on T+1 (each of the foregoing, an “As-of Order”) may, in Vanguard’s sole discretion, be processed by Vanguard as of the Indicated Trade Date on the As-of Order, subject to the following conditions, as applicable:

(i)    Automatic Processing. As-of Orders that satisfy each of the following conditions will be accepted and processed by Vanguard as of the Indicated Trade Date on the As-of Order:

(A)      The As-of Order was received by the Intermediary on the Indicated Trade Date in accordance with all applicable requirements under this Agreement;

(B)     The amount of the As-of Order is less than the lesser of (1) $1,000,000 and (2) the Large Transaction Amount for the relevant VVIF Portfolio;

(C)     The Indicated Trade Date is not more than 180 calendar days prior to the Business Day on which the As-of Order is received by Vanguard; and

(D)     The Intermediary transmits the As-of Order with one of the following NSCC As-Of Reason Codes (“As-of Reason Codes”): (01) Incorrect Firm/Fund Account Number; (02)

NSCC Membership Number 7072

Incorrect Share Quantity/Dollar Quantity; (03) Incorrect Security Issue ID; (05) Incorrect Sales Charge Breakpoint; (07) Blue Sky Violation; (09) Delay in Firm Trade Transmission; (13) Distribution Reversal (only when applied in connection with an Additional Purchase or a Partial Liquidation); or (14) Prospectus Violation (only when applied in connection with a Firm Exit).

(ii)     Discretionary Processing. The Intermediary shall notify Vanguard of its intent to transmit an As-of Order that falls within any of the categories listed below by calling Vanguard’s NSCC Services Unit between 6:30 a.m. and 8:30 p.m. Eastern time on the Business Day on which such As-of Order(s) is (are) transmitted to Vanguard. Any such As-of Order(s) will be suspended by Vanguard upon receipt and will be processed as of the Indicated Trade Date only if (x) the Intermediary has provided the required notification and (y) Vanguard approves the As-of Order(s) upon review, subject to the requirements of Section 1(d)(iii) below.

(A)     As-of Orders for Closed Funds;

(B)     As-of Orders in an amount equal to or greater than the lesser of (1) $1,000,000 and (2) the Large Transaction Amount for the relevant VVIF Portfolio;

(C)     Multiple As-of Orders in the same VVIF Portfolio transmitted on the same Business Day which aggregate to an amount equal to or greater than the lesser of (1) $1,000,000 and (2) the Large Transaction Amount for the relevant VVIF Portfolio;;

(D)     As-of Orders with an As-of Reason Code of: (10) With Fund’s Permission; (11) Resubmitted Fund/SERV Reject; or (12) DCC&S (See Asset Type Indicator).

Any such As-of Orders received by Vanguard on a Business Day between NSCC Cycles 8 and 14 will be reviewed and either approved or disapproved by 1:00 p.m. Eastern time on such Business Day, after which time the Intermediary will be notified of any rejected As-of Orders through the normal confirmation process. Any such As-of Orders received by Vanguard on a Business Day between NSCC Cycles 15 and 98 will be reviewed and either approved or disapproved by 10:00 A.M. Eastern time on the following Business Day, after which time the Intermediary will be notified of any rejected As-of Orders through the normal confirmation process.

(iii)     Additional Documentation. Vanguard may request additional documentation from the Intermediary in connection with any As-of Order transmitted by the Intermediary. Such documentation may include evidence of the date and time of receipt of the Instructions or Account transaction directions corresponding to the original Order from the Policy owner or Account, as appropriate, a letter of indemnification from the Intermediary, and/or an affidavit from the Policy owner, Account, or a representative of the Intermediary as to the facts supporting the As-of Order. With respect to any As-of Order submitted by the Intermediary pursuant to Section 1(d)(ii), Vanguard must receive any documentation requested from the Intermediary via facsimile to (610) 503-1255 not later than 9:00 p.m. Eastern time on the transmission date of the As-of Order. With respect to any As-Of Order submitted by the Intermediary and processed by Vanguard pursuant to Section 1(d)(i), (x) the Intermediary must deliver any documentation requested by Vanguard within 30 days of Vanguard’s request, and (y) if the Intermediary fails to produce such documentation or such documentation is not reasonably acceptable to Vanguard, then Vanguard reserves the right, in its sole discretion, to cancel the As-of Order and the Intermediary shall reimburse the applicable VVIF Portfolio for all losses that it suffers as a result of such cancellation, including, but not limited to, any market losses.

(iv)     Rejection of As-of Orders. The following As-of Orders may be rejected by Vanguard:

NSCC Membership Number 7072

(A)     Any As-of Order submitted by the Intermediary that does not meet the requirements set forth in Section 1(d)(i) above and that is not approved by Vanguard pursuant to Section 1(d)(ii) above;

(B)     Any As-of Order that includes an Indicated Trade Date that is more than 180 calendar days prior to the Business Day on which Vanguard receives such As-of Order;

(C)     Any As-of Order requiring Intermediary notification pursuant to Section 1(d)(ii) above for which notification is not provided;

(D)     Any As-of Order requiring additional documentation from the Intermediary pursuant to Section 1(d)(iii) above for which appropriate documentation is not timely provided; and

(E)     Any As-of Order that includes an As-of Reason Code of (04) Customer Renege; (13) Distribution Reversal (when applied in connection with anything other than an Additional Purchase or a Partial Liquidation); or (14) Prospectus Violation (when applied in connection with anything other than a Firm Exit).

(v)     Settlement of As-of Orders. Any As-of Order received, approved (if required) and processed by Vanguard pursuant to Sections 1(d)(i) or 1(d)(ii) shall settle via the NSCC (A) on the next Business Day, if received and approved by Vanguard prior to 8:00 p.m. Eastern time on a Business Day, or (B) on the second following Business Day, if received and approved by Vanguard after 8:00 p.m. Eastern time on a Business Day.

(vi)     Reimbursement of As-of Impact. The Intermediary’s transmission to Vanguard of an As-of Order shall constitute the Intermediary’s agreement to reimburse Vanguard for any negative impact to the affected VVIF Portfolio that (A) results from Vanguard’s processing of such As-of Order as of the Indicated Trade Date and (B) is equal to or greater than $1,000 (the “As-of Impact”). Vanguard will notify the Intermediary of any As-of Impact as soon as practicable after Vanguard’s receipt of such As-of Order.

(vii)     Suspension of As-of Privilege. Vanguard reserves the right to suspend the Intermediary’s ability to transmit As-of Orders at any time, without prior notice to the Intermediary, if Vanguard determines, in its sole discretion, that the Intermediary has engaged in excessive or abusive as-of trading, has failed to reimburse As-of Impact within 30 days of assessment, has failed to meet the applicable requirements set forth in this Section 1(d), or is otherwise in breach of the terms of this Agreement. Effective upon any such suspension, As-of Orders transmitted by the Intermediary will be systematically rejected by Vanguard.

(e)          Errors not Timely Corrected and Delayed Entries. Any error or delay in transmitting an Order that is caused by the Intermediary or an Underlying Intermediary and that is not corrected in accordance with Part A, Sections 1(c), 1(d), or 3 of these Operating Procedures, will be handled as described in Section 7(c) of the Agreement.

(f)           Resubmission of Certain Orders. Any Order timely entered onto Fund/SERV by the Intermediary which is rejected by either Vanguard or the NSCC (other than as a result of an NSCC Outage, as defined below) may, in Vanguard’s sole discretion, be accorded a trade date (and corresponding trade price) that is the date of receipt of the order by the Intermediary (T) if all of the following conditions are satisfied:

(i)     The Intermediary calls Vanguard not later than 8:30 a.m. Eastern time on T+1 to notify Vanguard of its intent to resubmit the order on T+1;

NSCC Membership Number 7072

(ii)     Upon receipt of such notification, Vanguard authorizes the Intermediary to resubmit such order;

(iii)     Such order is resubmitted on T+1 via NSCC Cycle 12 and is received by Vanguard not later than 10:00 a.m. Eastern time on T+1; and

(iv)     If such order was rejected by the NSCC for system-related reasons, the Intermediary shall submit such order to Vanguard via facsimile to (610) 503-1255, and such facsimile shall be received by Vanguard not later than 10:00 a.m. Eastern time on T+1.

All such resubmitted Orders that are accepted by Vanguard shall settle in accordance with the settlement procedures set forth herein. Notwithstanding the foregoing, Vanguard reserves the right to reject any purchase Order, and to delay settlement or redeem in kind any redemption Order, resubmitted on T+1 with an intended trade date (and trade price) of T if Vanguard, in its sole discretion, deems such Order to be disruptive or detrimental to the applicable VVIF Portfolio. Any purchase Order so rejected will be accorded a trade date of T+1, subject to applicable Extraordinary Plan Event limitations set forth in the Agreement.

2.       Settlement Policy and Procedures. Settlement for all Orders effected pursuant to this Agreement will occur on a T+1 basis, in same day funds, through the NSCC, unless an Order is submitted manually, in which case settlement of purchase Orders will occur on a T+1 basis and settlement of redemption Orders will occur on a T+2 basis, in each case by wire transfer in accordance with the procedures set forth below. All NSCC settlements will be subject to the rules and procedures of the NSCC, including such rules or procedures as may concern the payment of interest on failed settlements.

3.       Corrections.

(a)     Pre-Settlement Firm Exits. A firm exit transaction transmitted to Vanguard by the Intermediary via Fund/SERV prior to NSCC settlement of an Order previously transmitted by the Intermediary via Fund/SERV (such firm exit transaction, a “Pre-Settlement Firm Exit” and such previously transmitted Order, the “Pre-Settlement FE Original Order”) may, in Vanguard’s sole discretion, be accepted and processed, with the effect of canceling the Pre-Settlement FE Original Order, subject to the following conditions, as applicable:

      (i)     Automatic Processing. Pre-Settlement Firm Exits that satisfy each of the following conditions will be accepted and processed by Vanguard:

            (A)   The Pre-Settlement FE Original Order was incorrect as a result of the Intermediary’s error;

           (B)     The Pre-Settlement Firm Exit identifies the Pre-Settlement FE Original Order to which it relates; and a

           (C)     The amount of the Pre-Settlement Firm Exit is less than the Large Transaction Amount for the relevant VVIF Portfolio.

      (ii)      Discretionary Processing. The Intermediary shall notify Vanguard of its intent to transmit a Pre-Settlement Firm Exit that falls within either of the categories listed below by calling Vanguard’s NSCC Services Unit between 6:30 a.m. and 8:30 p.m. Eastern time on the Business Day on which such Pre-Settlement Firm Exit(s) is (are) transmitted to Vanguard. Any such Pre-Settlement Firm Exit(s) will be suspended by Vanguard upon receipt and will be approved and processed only if (x) the Intermediary has provided the required notification and (y) Vanguard approves the Pre-Settlement Firm Exit(s) upon review, subject to the requirements of Section 3(a)(iii) below.

NSCC Membership Number 7072

           (A)     A Pre-Settlement Firm Exit in an amount equal to or greater than the Large Transaction Amount for the relevant VVIF Portfolio; or

           (B)      Multiple Pre-Settlement Firm Exits in the same VVIF Portfolio transmitted on the same Business Day which aggregate to an amount equal to or greater than the Large Transaction Amount for the relevant VVIF Portfolio.

Any such Pre-Settlement Firm Exit(s) received by Vanguard on a Business Day between NSCC Cycles 8 and 14 and relating to a Pre-Settlement FE Original Order with a trade date of the immediately preceding Business Day will be reviewed and either approved or disapproved by 1:00 p.m. Eastern time on such Business Day, after which time Vanguard will notify the Intermediary by telephone of the decision. Any such Firm Exits received by Vanguard on a Business Day between NSCC Cycles 15 and 98 and relating to a Pre-Settlement FE Original Order with a trade date of such Business Day will be reviewed and either approved or disapproved by 10:00 a.m. Eastern time on the following Business Day, after which time Vanguard will notify the Intermediary by telephone of the decision.

(iii)            Additional Documentation. Vanguard may request additional documentation from the Intermediary in connection with any Pre-Settlement Firm Exit transmitted by the Intermediary. Such documentation may include evidence of the date and time of receipt of the Instructions or Account transaction directions corresponding to the Pre-Settlement FE Original Order from or on behalf of the Policy owner or Account, as appropriate, a letter of indemnification from the Intermediary, and/or an affidavit from the Policy owner, Account, or a representative of the Intermediary as to the facts supporting the Pre-Settlement Firm Exit. Vanguard must receive any documentation requested from the Intermediary via facsimile to (610) 503-1255 not later than 9:00 p.m. Eastern time on the transmission date of the Pre-Settlement Firm Exit. If the Intermediary fails to produce such documentation or such documentation is not reasonably acceptable to Vanguard, then Vanguard reserves the right, in its sole discretion, to reinstate the Pre-Settlement FE Original Order and the Intermediary shall make any necessary supplemental manual settlement as described in Section 3(a)(v)(B)(2) and reimburse the applicable VVIF Portfolio for all losses that it suffers as a result of such reinstatement, including, but not limited to, any market losses.

(iv)            Rejection of Pre-Settlement Firm Exits. The following Pre-Settlement Firm Exits may be rejected by Vanguard by notification to the Intermediary, regardless of the fact that such Pre-Settlement Firm Exit is received by Vanguard and is reflected in the NSCC Settlement for the relevant date:

          (A)    Any Pre-Settlement Firm Exit submitted by the Intermediary that does not meet the requirements set forth in Section 3(a)(i) above and that is not approved by Vanguard pursuant to Section 3(a)(ii) above;

          (B)    Any Pre-Settlement Firm Exit requiring Intermediary notification pursuant to Section 3(a)(ii) above for which notification is not provided; and

          (C)    Any Pre-Settlement Firm Exit requiring additional documentation from the Intermediary pursuant to Section 3(a)(iii) above for which appropriate documentation is not timely provided.

(v)            Settlement of Pre-Settlement Firm Exits.

          (A)    Any Pre-Settlement Firm Exit received and processed by Vanguard shall be reflected in the NSCC settlement occurring on the Business Day immediately following the trade date of the Pre-Settlement FE Original Order.

NSCC Membership Number 7072

         (B)    A Pre-Settlement Firm Exit may require the Intermediary’s reimbursement of Pre-Settlement FE Impact (as defined below) or a supplemental manual settlement, as follows:

                  (1)    Reimbursement of Pre-Settlement FE Impact. The Intermediary’s transmission to Vanguard of a Pre-Settlement Firm Exit shall constitute the Intermediary’s agreement to reimburse Vanguard for any negative impact to the affected VVIF Portfolio that (x) results from Vanguard’s processing of such Pre-Settlement Firm Exit and (y) is equal to or greater than $1,000 (the “Pre-Settlement FE Impact”). Vanguard will notify the Intermediary of any Pre-Settlement FE Impact as soon as practicable after Vanguard’s receipt of such Pre-Settlement Firm Exit.

                 (2)    Supplemental Manual Settlement. Notwithstanding any prior NSCC settlement reflecting a Pre-Settlement Firm Exit, if Vanguard reasonably determines that a Pre-Settlement Firm Exit should not be honored as a legal matter or as a matter of Vanguard policy, Vanguard will notify the Intermediary, promptly after such determination, of the reinstatement of the Pre-Settlement FE Original Order, as of its original trade date, and such Pre-Settlement FE Original Order will be settled by Vanguard and the Intermediary in accordance with the provisions of Section 5 below.

(vi)      Review of Pre-Settlement Firm Exit Privilege. Vanguard reserves the right to review the Intermediary’s use of the Pre-Settlement Firm Exit privilege described in this Section 3(a) in order to determine whether the Intermediary has engaged in excessive or abusive Pre-Settlement Firm Exit trading, has failed to reimburse Pre-Settlement FE Impact or complete supplemental settlements where required, has failed to meet the applicable requirements set forth in this Section 3(a), or is otherwise in breach of the terms of this Agreement. If Vanguard determines, in its sole discretion, that any of the foregoing has occurred, Vanguard may take the actions described in Section 3(a)(v)(B)(2) above with respect to any Firm Exits thereafter transmitted by the Intermediary, or terminate this Agreement pursuant to the applicable termination provisions.

(b)      Post-Settlement Firm Exits. A firm exit transaction transmitted to Vanguard by the Intermediary via Fund/SERV after NSCC settlement of an Order previously transmitted by the Intermediary via Fund/SERV (such firm exit transaction, a “Post-Settlement Firm Exit” and such previously transmitted Order, the “Post-Settlement FE Original Order”) may, in Vanguard’s sole discretion, be accepted and processed, with the effect of canceling the Post-Settlement FE Original Order, subject to the following conditions, as applicable:

   (i)    Automatic Processing. Post-Settlement Firm Exits that satisfy each of the following conditions will be accepted and processed by Vanguard:

    (A)    The Post-Settlement FE Original Order was incorrect as a result of the Intermediary’s error;

    (B)    The Post-Settlement Firm Exit identifies the Post-Settlement FE Original Order to which it relates;

    (C)    The amount of the Post-Settlement Firm Exit is less than the lesser of (1) $1,000,000 and (2) the Large Transaction Amount for the relevant VVIF Portfolio;

    (D)    The trade date of the Post-Settlement FE Original Order is not more than 180 days prior to the Business Day on which Vanguard receives the Post-Settlement Correction; and

    (E)    The Intermediary transmits the Post-Settlement Firm Exit with one of the following NSCC reason codes (“Post-Settlement Firm Exit Reason Codes”): (01) Incorrect Firm/Fund Account Number; (02) Incorrect Share Quantity/Dollar Quantity; (03) Incorrect Security Issue ID; (05) Incorrect

NSCC Membership Number 7072

Sales Charge Breakpoint; (07) Blue Sky Violation; (09) Delay in Firm Trade Transmission; or (14) Prospectus Violation.

    (ii)    Discretionary Processing. The Intermediary shall notify Vanguard of its intent to transmit a Post-Settlement Firm Exit that falls within any of the categories listed below by calling Vanguard’s NSCC Services Unit between 6:30 a.m. and 8:30 p.m. Eastern time on the Business Day on which such Post-Settlement Firm Exit(s) is (are) transmitted to Vanguard. Any such Post-Settlement Firm Exit(s) will be suspended by Vanguard upon receipt and will be approved and processed only if (x) the Intermediary has provided the required notification and (y) Vanguard approves the Post-Settlement Firm Exit(s) upon review, subject to the requirements of Section 3(b)(iii) below.

        (A)    A Post-Settlement Firm Exit in an amount equal to or greater than the lesser of (1) $1,000,000 and (2) the Large Transaction Amount for the relevant VVIF Portfolio;

        (B)    Multiple Post-Settlement Firm Exits in the same VVIF Portfolio transmitted on the same Business Day which aggregate to an amount equal to or greater than the lesser of (1) $1,000,000 and (2) the Large Transaction Amount for the relevant VVIF Portfolio;

        (C)    Post-Settlement Firm Exits with a Post-Settlement Firm Exit Reason Code of: (10) With Fund’s Permission; (11) Resubmitted Fund/SERV Reject; or (12) DCC&S (See Asset Type Indicator).

Any such Post-Settlement Firm Exit(s) received by Vanguard on a Business Day between NSCC Cycles 8 and 14 will be reviewed and either approved or disapproved by 1:00 p.m. Eastern time on such Business Day, after which time the Intermediary will be notified of any rejected Post-Settlement Firm Exits through the normal confirmation process. Any such Firm Exits received by Vanguard on a Business Day between NSCC Cycles 15 and 98 will be reviewed and either approved or disapproved by 10:00 a.m. Eastern time on the following Business Day, after which time the Intermediary will be notified of any rejected Post-Settlement Firm Exits through the normal confirmation process.

(iii)        Additional Documentation. Vanguard may request additional documentation from the Intermediary in connection with any Post-Settlement Firm Exit transmitted by the Intermediary. Such documentation may include evidence of the date and time of receipt of the Instructions or Account transaction directions corresponding to the Post-Settlement FE Original Order from or on behalf of the Policy owner or Account, as appropriate, a letter of indemnification from the Intermediary, and/or an affidavit from the Policy owner, Account, or a representative of the Intermediary as to the facts supporting the Post-Settlement Firm Exit. With respect to any Post-Settlement Firm Exit submitted by the Intermediary pursuant to Section 3(b)(ii), Vanguard must receive any documentation requested from the Intermediary via facsimile to (610) 503-1255 not later than 9:00 p.m. Eastern time on the transmission date of the Post-Settlement Firm Exit. With respect to any Post-Settlement Firm Exit submitted by the Intermediary and processed by Vanguard pursuant to Section 3(b)(i), (x) the Intermediary must deliver any documentation requested by Vanguard within 30 days of Vanguard’s request, and (y) if the Intermediary fails to produce such documentation or such documentation is not reasonably acceptable to Vanguard, then Vanguard reserves the right, in its sole discretion, to reinstate the Post-Settlement FE Original Order and the Intermediary shall make any necessary supplemental manual settlement as described in Section 3(b)(v)(B)(2) and reimburse the applicable VVIF Portfolio for all losses that it suffers as a result of such reinstatement, including, but not limited to, any market losses.

(iv)        Rejection of Post-Settlement Firm Exits. The following Post-Settlement Firm Exits may be rejected by Vanguard:

NSCC Membership Number 7072

        (A)        Any Post-Settlement Firm Exit submitted by the Intermediary that does not meet the requirements set forth in Section 3(b)(i) above and that is not approved by Vanguard pursuant to Section 3(b)(ii) above;

        (B)        Any Post-Settlement Firm Exit requiring Intermediary notification pursuant to Section 3(b)(ii) above for which notification is not provided;

        (C)        Any Post-Settlement Firm Exit requiring additional documentation from the Intermediary pursuant to Section 3(b)(iii) above for which appropriate documentation is not timely provided;

        (D)        Any Post-Settlement Firm Exit for which the trade date of the Post-Settlement FE Original Order is more than 180 calendar days prior to the Business Day on which Vanguard receives such Post-Settlement Firm Exit; and

        (E)        Any Post-Settlement Firm Exit that includes a Post-Settlement Firm Exit Reason Code of: (04) Customer Renege; or (13) Distribution Reversal.

(v)        Settlement of Post-Settlement Firm Exits.

        (A)         Any Post-Settlement Firm Exit received, approved (if required) and processed by Vanguard shall settle via the NSCC (A) on the next Business Day, if received and approved by Vanguard prior to 8:00 p.m. Eastern Time on a Business Day, or (B) on the second following Business Day, if received and approved by Vanguard after 8:00 p.m. Eastern Time on a Business Day.

        (B)        A Post-Settlement Firm Exit may require the Intermediary’s reimbursement of Post-Settlement FE Impact (as defined below) or a supplemental manual settlement, as follows:

                (1)        Reimbursement of Post-Settlement FE Impact. The Intermediary’s transmission to Vanguard of a Post-Settlement Firm Exit shall constitute the Intermediary’s agreement to reimburse Vanguard for any negative impact to the affected VVIF Portfolio that (x) results from Vanguard’s processing of such Post-Settlement Firm Exit and (y) is equal to or greater than $1,000 (the “Post-Settlement FE Impact”). Vanguard will notify the Intermediary of any Post-Settlement FE Impact as soon as practicable after Vanguard’s receipt of such Post-Settlement Firm Exit.

                (2)        Supplemental Manual Settlement. Notwithstanding any prior NSCC settlement reflecting a Post-Settlement Firm Exit, if Vanguard reasonably determines that a Post-Settlement Firm Exit that has been processed pursuant to Section 3(b)(i) should not be honored as a legal matter or as a matter of Vanguard policy, Vanguard will notify the Intermediary, promptly after such determination, of the reinstatement of the Post-Settlement FE Original Order, as of its original trade date, and such Pre-Settlement FE Original Order will be settled by Vanguard and the Intermediary in accordance with the provisions of Section 5 below.

(vi)        Suspension of Post-Settlement Firm Exit Privilege. Vanguard reserves the right to suspend the Intermediary’s ability to transmit Post-Settlement Firm Exits at any time, without prior notice to the Intermediary, if Vanguard determines, in its sole discretion, that the Intermediary has engaged in excessive or abusive Post-Settlement Firm Exit trading, has failed to reimburse Post-Settlement FE Impact, has failed to meet the applicable requirements set forth in this Section 3(b), or is otherwise in breach of the terms of this Agreement. Effective upon any such suspension, Post-Settlement Firm Exits transmitted by the Intermediary will be systematically rejected by Vanguard.

NSCC Membership Number 7072

(c)        Post-Settlement Corrections. A post-settlement correction transaction transmitted to Vanguard by the Intermediary via Fund/SERV (a “Post-Settlement Correction”) relating to an Order previously transmitted by the Intermediary via Fund/SERV and settled via the NSCC (the “PSC Original Order”) may, in Vanguard’s sole discretion, be accepted and processed, with the effect of canceling the PSC Original Order and placing a corrected order (the “PSC Corrected Order”), subject to the following conditions, as applicable:

        (i)         Automatic Processing. Post-Settlement Corrections that satisfy each of the following conditions will be accepted and processed by Vanguard:

                (A)        The PSC Original Order was incorrect as a result of the Intermediary’s error;

                (B)        The Post-Settlement Correction identifies the PSC Original Order to which it relates;

                (C)        The amount of each of the PSC Original Order and the PSC Corrected Order is less than the lesser of (1) $1,000,000 and (2) the Large Transaction Amount for the relevant VVIF Portfolio;

                (D)        The Post-Settlement Correction is received by Vanguard after NSCC settlement of the PSC Original Order;

                (E)        The trade date of the PSC Original Order and the PSC Corrected Order is not more than 180 days prior to the Business Day on which Vanguard receives the Post-Settlement Correction; and

                (F)        The Intermediary transmits the Post-Settlement Correction with one of the following NSCC reason codes (“Post-Settlement Correction Reason Codes”): (01) Incorrect Firm/Fund Account Number; (02) Incorrect Share Quantity/Dollar Quantity; (03) Incorrect Security Issue ID; (05) Incorrect Sales Charge Breakpoint; (07) Blue Sky Violation; (09) Delay in Firm Trade Transmission; or (14) Prospectus Violation.

        (ii)        Discretionary Processing. The Intermediary shall notify Vanguard of its intent to transmit a Post-Settlement Correction that falls within any of the categories listed below by calling Vanguard’s NSCC Services Unit between 6:30 a.m. and 8:30 p.m. Eastern time on the Business Day on which such Post-Settlement Correction(s) is (are) transmitted to Vanguard. Any such Post-Settlement Correction(s) will be suspended by Vanguard upon receipt and will be approved and processed only if (x) the Intermediary has provided the required notification and (y) Vanguard approves the Post-Settlement Correction(s) upon review, subject to the requirements of Section 3(c)(iii) below.

                (A)         Post-Settlement Corrections for Closed Funds;

                (B)        A Post-Settlement Correction for which the amount of the associated PSC Original Order or PSC Corrected Order is equal to or greater than the lesser of (1) $1,000,000 and (2) the Large Transaction Amount for the relevant VVIF Portfolio;

                (C)        Multiple Post-Settlement Corrections in the same VVIF Portfolio transmitted on the same Business Day for which the amounts of the associated PSC Original Orders or PSC Corrected Orders aggregate to an amount equal to or greater than the lesser of (1) $1,000,000 and (2) the Large Transaction Amount for the relevant VVIF Portfolio;

NSCC Membership Number 7072

                (D)        Post-Settlement Corrections with a Post-Settlement Correction Reason Code of: (10) With Fund’s Permission; (11) Resubmitted Fund/SERV Reject; or (12) DCC&S (See Asset Type Indicator).

Any such Post-Settlement Corrections received by Vanguard on a Business Day between NSCC Cycles 8 and 14 will be reviewed and either approved or disapproved by 1:00 p.m. Eastern time on such Business Day, after which time the Intermediary will be notified of any rejected Post-Settlement Corrections through the normal confirmation process. Any such Post-Settlement Corrections received by Vanguard on a Business Day between NSCC Cycles 15 and 98 will be reviewed and either approved or disapproved by 10:00 a.m. Eastern time on the following Business Day, after which time the Intermediary will be notified of any rejected Post-Settlement Corrections through the normal confirmation process.

(iii)    Additional Documentation. Vanguard may request additional documentation from the Intermediary in connection with any Post-Settlement Correction transmitted by the Intermediary. Such documentation may include evidence of the date and time of receipt of the Instructions or Account transaction directions corresponding to the PSC Corrected Order from or on behalf of the Policy owner or Account, as appropriate, a letter of indemnification from the Intermediary, and/or an affidavit from the Policy owner, Account, or a representative of the Intermediary as to the facts supporting the Post-Settlement Correction. With respect to any Post-Settlement Correction submitted by the Intermediary pursuant to Section 3(c)(ii), Vanguard must receive any documentation requested from the Intermediary via facsimile to (610) 503-1255 not later than 9:00 p.m. Eastern time on the transmission date of the Post-Settlement Correction. With respect to any Post-Settlement Correction submitted by the Intermediary and processed by Vanguard pursuant to Section 3(c)(i), (x) the Intermediary must deliver any documentation requested by Vanguard within 30 days of Vanguard’s request, and (y) if the Intermediary fails to produce such documentation or such documentation is not reasonably acceptable to Vanguard, then Vanguard reserves the right, in its sole discretion, to reinstate the PSC Original Order and the Intermediary shall make any necessary supplemental manual settlement as described in Section 3(c)(v)(B)(2) and reimburse the applicable VVIF Portfolio for all losses that it suffers as a result of such reinstatement, including, but not limited to, any market losses.

(iv)    Rejection of Post-Settlement Corrections. The following Post-Settlement Corrections may be rejected by Vanguard by notification to the Intermediary:

     (A)         Any Post-Settlement Correction submitted by the Intermediary that does not meet the requirements set forth in Section 3(c)(i) above and that is not approved by Vanguard pursuant to Section 3(c)(ii) above;

     (B)     Any Post-Settlement Correction for which the trade date of the PSC Original Order or the PSC Corrected Order is more than 180 calendar days prior to the Business Day on which Vanguard receives such Post-Settlement Correction;

     (C)     Any Post-Settlement Correction requiring Intermediary notification pursuant to Section 3(c)(ii) above for which notification is not provided;

     (D)     Any Post-Settlement Correction requiring additional documentation from the Intermediary pursuant to Section 3(c)(iii) above for which appropriate documentation is not timely provided; and

     (E)     Any Post-Settlement Correction that includes a Post-Settlement Correction Reason Code of: (04) Customer Renege; or (13) Distribution Reversal.

NSCC Membership Number 7072

(v)     Settlement of Post-Settlement Corrections.

     (A)     Any Post-Settlement Correction received, approved (if required) and processed by Vanguard shall settle via the NSCC (A) on the next Business Day, if received and approved by Vanguard prior to 8:00 p.m. Eastern time on a Business Day, or (B) on the second following Business Day, if received and approved by Vanguard after 8:00 p.m. Eastern time on a Business Day.

     (B)     A Post-Settlement Correction may require the Intermediary’s reimbursement of Post-Settlement Correction Impact (as defined below) or a supplemental manual settlement, as follows:

            (1)     Reimbursement of Post-Settlement Correction Impact. The Intermediary’s transmission to Vanguard of a Post-Settlement Correction shall constitute the Intermediary’s agreement to reimburse Vanguard for any negative impact to the affected VVIF Portfolio that (A) results from Vanguard’s processing of such Post-Settlement Correction and (B) is equal to or greater than $1,000 (the “Post-Settlement Correction Impact”). Vanguard will notify the Intermediary of any Post-Settlement Correction Impact as soon as practicable after Vanguard’s receipt of such Post-Settlement Correction.

            (2)     Supplemental Manual Settlement. Notwithstanding any prior NSCC settlement reflecting a Post-Settlement Correction, if Vanguard reasonably determines that a Post-Settlement Correction that has been processed should not be honored as a legal matter or as a matter of Vanguard policy, Vanguard will notify the Intermediary, promptly after such determination, of the cancellation of the PSC Corrected Order and reinstatement of the PSC Original Order, as of its original trade date, and such cancellation and reinstatement will be settled by Vanguard and the Intermediary in accordance with the provisions of Section 5 below.

(vi)     Suspension of Post-Settlement Correction Privilege. Vanguard reserves the right to suspend the Intermediary’s ability to transmit Post-Settlement Corrections at any time, without prior notice to the Intermediary, if Vanguard determines, in its sole discretion, that the Intermediary has engaged in excessive or abusive post-settlement correction trading, has failed to reimburse Post-Settlement Correction Impact within 30 days of assessment, has failed to meet the applicable requirements set forth in this Section 3(c), or is otherwise in breach of the terms of this Agreement. Effective upon any such suspension, Post-Settlement Corrections transmitted by the Intermediary will be systematically rejected by Vanguard.

4.     New Accounts. In order to establish a new account in the VVIF Portfolios, the Intermediary will transmit account registration information via Fund/SERV to Vanguard in the established NSCC format or, if the new account is not established through the NSCC, the Intermediary will provide Vanguard with all information necessary or appropriate to establish and maintain such account (and any subsequent changes to such account) via Vanguard’s account registration form and any other applicable Vanguard forms. For any new account established through the NSCC, the Intermediary will also complete and submit to Vanguard the Firm Information Form, attached to this Agreement as Exhibit A, with respect to the Intermediary or the Account, as appropriate. The account registration information is required one Business Day in advance of the initial purchase. In addition, where the new account is opened in the name of an Account, under that Account’s taxpayer identification number, the Intermediary will immediately mail Vanguard hard copy documentation of the foregoing in the form required by Vanguard. With respect to any omnibus accounts, or any other accounts which the Intermediary controls, the Intermediary shall complete master account registration documentation for each taxpayer identification number; that documentation shall apply to all identically registered accounts to which the taxpayer identification numbers apply. The Intermediary may not transmit any Orders to Vanguard through Fund/SERV, unless and until the Intermediary has established the accounts to which such Orders relate as provided herein. As used herein, “new account” means an account with a different registration than any existing account of the Intermediary or any Account.

NSCC Membership Number 7072

5.     Manual Settlement Procedures.

(a)     Manual Purchases. Subject to the terms and conditions set forth herein, in the case of any purchase Order for shares of a VVIF Portfolio that is transmitted to Vanguard by the Intermediary other than through Fund/SERV in accordance with all applicable requirements of this Agreement (a “Manual Purchase”), Vanguard shall credit the Intermediary’s account with the purchase of such shares on a Delayed Settlement basis.

(b)     Manual Redemptions. Subject to the terms and conditions set forth herein, in the case of any redemption Order for shares of a VVIF Portfolio that is transmitted to Vanguard by the Intermediary other than through Fund/SERV in accordance with all applicable requirements of this Agreement (a “Manual Redemption”), Vanguard shall debit the Intermediary’s account in the number of shares covered by such redemption Order on a Delayed Settlement basis.

For these purposes, “Delayed Settlement” shall mean that, as applicable, (i) shares of a VVIF Portfolio may be credited to the Intermediary’s or the Plan’s account at the share price calculated on the date of the Intermediary’s receipt of the Instructions or Account transaction directions corresponding to the purchase Order (T) notwithstanding the fact that Vanguard will not receive the settlement proceeds for the Purchase Amount of such Manual Purchase until the next Business Day following the Intermediary’s receipt of such Instructions or Account transaction directions (T+1), or (ii) shares of a VVIF Portfolio may be redeemed from the Intermediary’s or the Plan’s account at the share price calculated on the date of the Intermediary’s receipt of the Instructions or Account transaction directions corresponding to the redemption Order (T) notwithstanding the fact that Vanguard will not deliver the settlement proceeds for the Redemption Amount until the second Business Day after the Intermediary’s receipt of such Instructions or Account transaction directions (T+2). “Purchase Amount” shall mean, with respect to any Manual Purchase, the total dollar value of shares to be purchased (including any applicable purchase or transaction fees). “Redemption Amount” shall mean, with respect to any Manual Redemption, the total dollar value of shares to be redeemed (including any applicable redemption or transaction fees).

(c)     Wiring of Funds. The Intermediary shall remit the Purchase Amount to Vanguard by Federal Funds wire by 4:00 p.m. Eastern time on T+1 in accordance with the wire instructions set forth below. Vanguard shall remit the Redemption Amount to the Intermediary by Federal Funds wire by 4:00 p.m. Eastern time on T+2 in accordance with the wire instructions set forth below.

(d)     Failed Trades. In the event that a Manual Purchase results in a Failed Trade (as hereinafter defined), Vanguard reserves the right, in its sole discretion, to cancel such Manual Purchase or the portion thereof that represents the Failed Trade. The Intermediary shall reimburse each VVIF Portfolio affected by a Failed Trade for any and all losses that it suffers as a result of such Failed Trade, including, but not limited to, any market losses. At a minimum, losses resulting from a Failed Trade shall be deemed to include an amount calculated as (x) the Purchase Amount minus the amount of any Federal Funds wire timely received by Vanguard in connection with the Failed Trade, multiplied by (y) the Federal Funds Effective Rate on the day of the Failed Trade, multiplied by (z) 1/360. For these purposes, “Federal Funds Effective Rate” shall mean the average federal funds rate, as computed by the Federal Reserve Bank of New York.

     (i)     A Failed Trade shall mean any Manual Purchase or portion thereof with respect to which Vanguard has not received the Purchase Amount in the form of a Federal Funds wire by 4:00 p.m. Eastern Time on T+1. “Federal Funds” shall mean monies credited to a VVIF Portfolio’s transfer agent bank by a Federal Reserve Bank.

     (ii)     Vanguard may determine, in its sole discretion, that a Failed Trade did not result from the Intermediary’s action or omission. In the event that such a determination is made, Vanguard may elect to waive all or part of the reimbursement described above.

NSCC Membership Number 7072

(e)     Additional Limitations on Delayed Settlement. Delayed Settlement shall be subject to the following additional provisions:

     (i)     With respect to any Manual Purchase, only the Purchase Amount designated when placing the Manual Purchase shall be credited to the Intermediary’s account on a Delayed Settlement basis. Any amount received by Vanguard in excess of the Purchase Amount shall be handled as directed by the Intermediary upon notice from Vanguard.

     (ii)     With respect to any Failed Trade, if a portion of the Purchase Amount is timely received by Vanguard (i.e., in the form of a Federal Funds wire by 4:00 p.m. Eastern Time on T+1), then the amount so received shall be credited to the Intermediary’s account on a Delayed Settlement basis.

     (iii)     Notwithstanding any other provision of this Agreement, in the case of any Manual Purchase or portion thereof that has been deemed a Failed Trade, any portion of the Purchase Amount thereafter received by Vanguard shall be handled as directed by the Intermediary upon notice from Vanguard.

(f)     Wire Instructions.

VANGUARD:

Wire to:	FRB ABA 021001088
HSBC, New York
For Credit	Account: 000112046
to:	Vanguard Incoming Wire Account
In favor of:	NSCC ID #
Attn NSCC Unit x 19464
Registration Name
INTERMEDIARY:

Wire to:	FRB ABA #121000248
Bank Name Wells Fargo Bank, N.A.
For Credit	Account #4122234651
to:	Account Name US001 WFB_651
NSCC 4374
In favor of:	Registration Name _ US001 WFB_651
NSCC 4374

B.         CONTINGENCY PROCEDURES

1.     Intermediary Outages. In the case of any interruptions to the transmission or receipt of Orders through Fund/SERV that are due to problems or errors at the Intermediary (an “Intermediary Outage”), the following procedures shall be followed:

(a)     The Intermediary shall immediately notify Vanguard’s NSCC Services Unit at (888) 809-8106 of the Intermediary Outage.

(b)     If the Intermediary will not be able to submit Orders to Vanguard by NSCC Cycle 11 on T+1 (received by Vanguard at approximately 9:00 a.m. Eastern time), the Intermediary will call Vanguard’s NSCC Services Unit at (888) 809-8106 not later than 8:30 a.m. Eastern time on T+1 in order to notify Vanguard of the Intermediary Outage and to provide aggregated net purchase or redemption information, by VVIF

NSCC Membership Number 7072

Portfolio, with respect to the Orders corresponding to Instructions and Account transaction directions received on T. If possible, the Intermediary will submit the Orders corresponding to Instructions and Account transaction directions received on T, that could not previously be transmitted via Fund/SERV, via NSCC Cycle 12 on T+1 (received by Vanguard at approximately 10:00 a.m. Eastern time); otherwise, the Intermediary will submit such Orders, with all appropriate details, via facsimile to (610) 503-1255 not later than 10:00 a.m. Eastern time on T+1.

(c)     If any correction or termination of the Intermediary Outage results in the duplicate transmission via Fund/SERV of Orders previously submitted to Vanguard via the manual process outlined in Part B, Section 1(b) above, the Intermediary will be responsible for any costs or losses associated with the cancellation of such duplicate Orders unless the Intermediary calls Vanguard’s NSCC Services Unit at (888) 809-8106 not later than 10:00 a.m. Eastern time on T+1 and provides sufficient information with respect to the duplicated Orders to enable Vanguard to cancel the manually submitted Orders. In such event, the Orders transmitted via Fund/SERV, if timely received by Vanguard, shall be processed by Vanguard in accordance with its usual procedures set forth in Part A.

2.        NSCC Outages. In the case of any interruptions to the transmission or receipt of Orders through Fund/SERV that are due to problems or errors at the NSCC (an “NSCC Outage”), the following procedures shall be followed:

(a)     The Intermediary or Vanguard shall notify the other immediately upon becoming aware of an NSCC Outage.

(b)     If the Intermediary reasonably believes that it will not be able to submit Orders to Vanguard by NSCC Cycle 11 on T+1, the Intermediary will call Vanguard’s NSCC Services Unit at (888) 809-8106 not later than 8:30 a.m. Eastern time on T+1 in order to in order to notify Vanguard of the NSCC Outage and to provide aggregated net purchase or redemption information, by VVIF Portfolio, with respect to the Orders corresponding to Instructions and Account transaction directions received on T. If possible, the Intermediary will submit the Orders corresponding to Instructions and Account transaction directions received on T, that could not previously be transmitted via Fund/SERV, via NSCC Cycle 12 on T+1 (received by Vanguard at approximately 10:00 a.m. Eastern time); otherwise, the Intermediary will submit such Orders, with all appropriate details, via facsimile to (610) 503-1255 not later than 10:00 a.m. Eastern time on T+1.

(c)     If any correction or termination of the NSCC Outage may result in the duplicate transmission via Fund/SERV of Orders previously submitted to Vanguard via the manual process outlined in Part B, Section 2(b) above (i.e., if Orders previously entered onto Fund/SERV by the Intermediary were suspended as a result of the NSCC Outage), the Intermediary will be responsible for any costs or losses associated with the cancellation of duplicate Orders unless the Intermediary calls Vanguard’s NSCC Services Unit at (888) 809-8106 not later than 10:00 a.m. Eastern time on T+1 and provides sufficient information with respect to the potentially duplicated Orders to enable Vanguard to cancel the manually submitted Orders. In such event, the Orders transmitted via Fund/SERV, if timely received by Vanguard, shall be processed by Vanguard in accordance with its usual procedures set forth in Part A.

3.        Vanguard Outages. In the case of any interruptions to the transmission or receipt of Orders through Fund/SERV that are due to problems or errors at Vanguard (a “Vanguard Outage”), the following procedures shall be followed:

(a)     The Intermediary shall continue to transmit Orders via Fund/SERV in accordance with the procedures outlined in the Operating Procedures in Part A above.

(b)     Vanguard will be responsible for any costs or losses associated with processing and settling, as of the appropriate trade date, Orders timely entered onto Fund/SERV by the Intermediary during the Vanguard Outage.

NSCC Membership Number 7072

EXHIBIT A

FIRM INFORMATION FORM

Important information about opening a new account: Vanguard is required by federal law to obtain from each person who opens an account certain personal information—including name, address, and date of birth among other information—that will be used to verify identity. If you do not provide us with this information, we will not be able to open the account. If we are unable to verify your identity, Vanguard reserves the right to close your account or take other steps we deem reasonable.

(Please print, preferably in black ink.)

1. Name of Firm

2. Firm Information

Citizenship: ☐ U.S. Citizen or ☐Resident Alien or ☐ Nonresident Alien ____________________________
Country of citizenship for nonresident alien

_____________________________________________	☐ Applied for.
Employer Identification Number, or Qualified	Date of application: _______________
Intermediary Employer Identification Number
(if a non-U.S. entity)

__________________________________________________________________________________________
Street Address or APO/FPO(a P.O. box or rural route number is not acceptable)

___________________________________	___________________________________	___________________________________
City	State	Zip Code

___________________________________	___________________________________
Daytime Telephone Number	Evening Telephone Number

3. Type of Account

Important: Please (1) indicate the organization type below that describes the firm identified above and (2) send us, along with this form, a copy of the documentation required below for the organization type indicated, or there may be a delay in establishing the account or account options.

Documents Required
☐ Corporation	Articles of Incorporation or state-issued charter or Certificate of Good Standing.
☐ Endowment	Pages in trust document that show the name of the endowment and a listing of all trustees and their signatures.
☐ Foundation	Articles of Incorporation.
☐ Partnership	Partnership Agreement.
☐ Professional Association or
Corporation; Limited Liability	Articles of Association, Certificate of Organization, or similar document.
Corporation
☐ Sole Proprietorship	Document filed to form the proprietorship.
☐ Unincorporated Enterprise	Document evidencing the existence of the enterprise, such as the charter or resolution.
☐ Other	Document filed to form the organization (if a legal entity), or organization bylaws or similar document (if not a legal entity).
_________________________
(Please specify type.)

NSCC Membership Number 7072

Check one of the following if it describes the Firm identified above:

☐ Broker/Dealer	☐ National Bank	☐ Government Agency or Instrumentality

☐ Mutual Fund	☐ State-Regulated Bank	☐ Publicly Traded on the Nasdaq (Except Small-Cap
Issues), NYSE, or AMEX
_________________________________
(Enter ticker symbol.)

4. Names and Signatures of Authorized Signers

The undersigned hereby certify that all information provided on this Firm Information Form is true, correct, and complete.

________________________________________________________
Name
________________________________________________________	___________________________
Signature/Title	Date

________________________________________________________
Name
________________________________________________________	___________________________
Signature/Title	Date